Exhibit 99.1
News Release

Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: 4:15 p.m., August 1, 2005
Jerry Davis (media) 215-977-6298
Colin Oerton (investors) 866-248-4344
No. 16
SUNOCO LOGISTICS PARTNERS L.P. CLOSES ACQUISITION OF TEXAS CRUDE
OIL PIPELINE SYSTEM AND STORAGE FACILITIES AND DECLARES INCREASED THIRD QUARTER DISTRIBUTION OF
$0.65 PER COMMON AND
SUBORDINATED UNIT
     PHILADELPHIA, August 1, 2005 — Sunoco Logistics Partners L.P. (NYSE: SXL) announced today that it has completed the previously announced acquisition of a crude oil pipeline system and storage facilities, located in Texas, from Mobil Pipe Line Company. The purchase was financed with cash, and money drawn under the Partnership’s credit facility. The Partnership expects to issue additional equity in the future to repay a substantial portion of the additional indebtedness, incurred under the credit facility, consistent with our conservative capital structure.
     The system consists primarily of a 187-mile, 16-inch pipeline, with an operating capacity of 125 mbpd, originating at the Corsicana, Texas terminal and terminating at Wichita Falls, Texas. The Corsicana Texas terminal consists of 2.9 million shell barrels of crude oil storage, while the Ringgold, Texas terminal consists of 0.5 million shell barrels of crude oil capacity.
     As a result of the closing of this acquisition, the Board of Directors of the general partner of the Partnership decided to advance the date for action on the quarterly distribution for the third quarter ending September 30, 2005, and declared a distribution of $0.65 payable on November 14, 2005, to unitholders of record on November 7, 2005. This is a $0.0125 increase in the quarterly distribution ($0.05 annualized). The increased cash distribution will equal an annual rate of $2.60 per common unit, and represents a 2.0 percent increase over the annual cash distribution of $2.55 declared for the quarter ended June 30, 2005.
     “We are excited to have completed this acquisition. It will be an excellent addition to our Nederland Terminal investment platform,” said Deborah M. Fretz, President and Chief Executive Officer. “Associated with this transaction is the construction of a new $17 million, 20-mile pipeline connecting West Texas Gulf Pipe Line at Wortham, Texas to Corsicana. The project will be financed by drawing on our credit facility. The increased annual distribution of $2.60,

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declared by the Board today to be paid in the third quarter, reflects the current economics of the transaction prior to the completion of the pipeline construction project. We expect additional profitability from this transaction once the construction project has been completed in the fourth quarter 2005.”
     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 19.4 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,640 miles of crude oil pipelines, located principally in Oklahoma and Texas, and a 43.8 percent interest the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s March 31, 2005 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2005. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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